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                                                                     EXHIBIT 3.1


                                     FORM OF


                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                               FLOWERS FOODS, INC.



                                       I

         The name of the corporation is Flowers Foods, Inc. (the "Corporation").

                                       II

         SECTION 1. Authorized Capital Stock. The Corporation shall have the authority to issue not more than one hundred and one million (101,000,000) shares of capital stock consisting of one hundred million (100,000,000) shares of Common Stock having a par value of $.01 per share, and one million (1,000,000) shares of Preferred Stock of which: (i) one hundred thousand (100,000) shares shall be designated Series A Junior Participating Preferred Stock, having a par value per share of $100 (the "Series A Preferred Stock") and
(ii) nine hundred thousand (900,000) shares of preferred stock, having a par value per share of $0.01 (the "Preferred Stock") to be issued in one or more series, in the manner provided below.

         The Board of Directors is hereby authorized to issue the shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

                  (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                  (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                  (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                  (d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

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                  (e)      the rights of such series upon the voluntary or
         involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

                  (g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

                  (h) the provisions, if any, of a sinking fund applicable to such series; and

                  (i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

         SECTION 2. Voting Entitlement. A holder of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders for each share of the Common Stock held of record by such holder as of the record date for such meeting. Except as may be provided by applicable law, in these Articles of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent.

         SECTION 3. Preemptive Rights. No holder of shares of any class of stock shall have preemptive rights, and the Corporation shall have the right to issue and to sell any shares of its Common Stock without first offering such shares to any holder of shares of Common Stock of the Corporation.

                                      III

         SECTION 1. Designation and Amount. There shall be a series designed as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be 100,000 and such series shall have the rights and preferences and limitations set forth below.


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         SECTION 2.   Dividends and Distributions.

                  (a) The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the payment date of any quarterly dividend for the Common Stock, or if there should be no such payment date, then on the 45th day after the end of each fiscal quarter (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $50 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be automatically adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $50 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to


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         accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be automatically adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one voting group on all matters submitted to a vote of shareholders of the Corporation.

                  (c) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.


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         SECTION 4.  Certain Restrictions.

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (1) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                           (2) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (4)      purchase or otherwise acquire for
                  consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         SECTION 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be


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reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         SECTION 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be automatically adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         SECTION 7. Consolidation, Merger etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


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         SECTION 8.  No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         SECTION 9. Rank. The Series A Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Corporation's Preferred Stock outstanding on the date hereof and to all such other series that specifically provide that they shall rank senior to the Series A Preferred Stock.

         SECTION 10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                                       IV

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Georgia Business Corporation Code.

                                       V

         The Board of Directors shall have the power to make, amend and repeal the Bylaws of the Corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the shareholders in the manner provided in the Bylaws of the Corporation. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in these Articles of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares of Common Stock shall be required to amend or repeal, or to adopt any provisions inconsistent with, this Article V.

                                       VI

         Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation or by the consent in writing of the holders of at least 75% of the voting power of the then outstanding shares of Common Stock entitled to vote on the action. Special meetings of shareholders of the Corporation may be called only by the Chairman of the Board of Directors, or by the Chairman of the Board of Directors or the Secretary within 10 days after receipt of the written request of a majority of the total number of Directors which the Corporation would have if there were no vacancies or upon receipt of the written request of the holders of at least 75% of the voting power of the then outstanding shares of Common Stock. At any annual meeting or special meeting of shareholders of the Corporation, only such business shall be conducted or considered as shall have been brought before such meeting in the manner provided in the Bylaws of the


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Corporation. Notwithstanding anything contained in these Articles of
Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of at least 66-2/3% of the voting power of the then outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provision inconsistent with this Article VI.

                                      VII

         SECTION 1. Number, Election and Terms of Directors. The number of the Directors of the Corporation shall not be less than 3 nor more than 16 and shall be fixed from time to time in the manner described in the Bylaws.

         The Directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Directors first appointed to Class I shall hold office for a term expiring at the annual meeting of shareholders to be held in 2002, Directors first appointed to Class II shall hold office for a term expiring at the annual meeting of shareholders to be held in 2003 and the Directors first appointed to Class III shall hold office for a term expiring at the annual meeting of shareholders to be held in 2004 with the members of each class to hold office until their successors are elected and qualified. Unless otherwise required by applicable law, at each succeeding annual meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Notwithstanding the foregoing, if at the time of any annual meeting of shareholders, the Corporation is prohibited by applicable law from having a classified Board of Directors, all of the Directors shall be elected at such annual meeting for a one year term only. If at the time of any subsequent annual meeting of shareholders the Corporation is no longer prohibited by applicable law from having a classified Board of Directors, the Board of Directors shall again be classified in accordance with the first sentence of this paragraph, and at such annual meeting Directors initially shall be elected to serve in either Class I, Class II or Class III to hold office for a term expiring at the first, second or third succeeding annual meeting of the shareholders, respectively; thereafter successors to each Class shall be elected in accordance with the third sentence of this paragraph; such classified Board of Directors at all times being subject to the immediately preceding sentence of this paragraph. Elections of Directors need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the then outstanding shares of Common Stock present in person or represented by proxy at a meeting of the shareholders at which Directors are to be elected.

         SECTION 2. Nomination of Director Candidates. Advance notice of shareholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

         SECTION 3. Newly Created Directorships and Vacancies. Unless otherwise required by applicable law, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death,


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resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

         SECTION 4. Removal. Unless otherwise required by applicable law, any Director may be removed from office by the shareholders only for cause and only in the manner provided in this Section 4 of Article VII. At any annual meeting or special meeting of the shareholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, unless otherwise required by applicable law, the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding Common Stock may remove such Director or Directors for cause.

         SECTION 5. Amendment, Repeal, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of at least 66-2/3% of the voting power of the then outstanding Common Stock shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

                                      VIII

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual Directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such Directors deem pertinent; provided, however, that this Article VIII shall be deemed solely to grant discretionary authority to the Directors and shall not be deemed to provide to any constituency any right to be considered.

                                       IX

         A Director of the Corporation shall not be liable to the Corporation or its shareholders for or with respect to any acts or omissions in the performance of his duties as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code as currently in effect or as the same may be hereafter amended or under any other applicable law currently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a Director that exists at the time of such amendment, modification, or repeal.


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                                       X

         Each person who is or was or had agreed to become a Director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. The right to indemnification granted by this Article X shall include the right to be paid in advance expenses incurred in defending a proceeding. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers. The right of indemnification provided in this Article X shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Article X. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article X. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a Director, officer, employee or agent that exists at the time of such amendment, modification or repeal.

                                       XI

         Any issued and outstanding shares of stock of the Corporation which are repurchased by the Corporation shall become treasury shares which shall be held in treasury by the Corporation until resold or retired and canceled in the discretion of the Board of Directors. Any treasury shares which are retired and canceled shall constitute authorized but unissued shares.


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